                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                        STERLING CHEMICALS HOLDINGS, INC.
                      -------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                  85916 E 10 3
                                ----------------
                                 (CUSIP Number)

         Frank P. Diassi                              Thomas M. Hart III
c/o Sterling Chemicals Holdings, Inc.               Andrews & Kurth L.L.P.
   1200 Smith Street, Suite 1900                  4200 Texas Commerce Tower
   Houston, Texas 77002-4312                         Houston, Texas 77002
        (713) 650-3700                                  (713) 220-4200

                  -------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 15, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 1 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Frank P. Diassi
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]

                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          724,321
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    724,321
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     724,321
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 2 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Marianne R. Diassi
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]

                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          10,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    10,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than .1% of Total Shares Outstanding
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 3 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Hunter Nelson
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           64,758
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    64,758
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     64,758
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 4 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William C. Oehmig
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          361,772
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    361,772
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     361,772
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 5 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Frank J. Hevrdejs
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           948,782
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    948,782
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     948,782
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 6 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Rheney Living Trust (Clarke Rheney or Susan O. Rheney, Trustees)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           48,307
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    48,307
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     48,307
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 7 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper Capital Associates, Inc.       13-3706407
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          2,063,204
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,063,204
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,063,204
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 8 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper Capital Associates, L.P.       13-3706321
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          2,063,204
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,063,204
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,063,204
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                 PAGE 9 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper/Merchant Partners, L.P.          13-3737437
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          516,031
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    516,031
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     516,031
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 10 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper Equity Partners I, L.P.         13-3834258
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          444,537
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    444,537
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     444,537
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 11 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper/European Re, L.P.       98-0154020
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          296,328
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    296,328
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     296,328
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 12 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper/Merban, L.P.        98-013328
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          592,701
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    592,701
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     592,701
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 13 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper Capital Corporation       13-3706408
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          75,900
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    75,900
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 14 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Clipper Capital Partners, L.P.                 13-3706324
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          75,900
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    75,900
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 15 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    CS First Boston Merchant Investments 1995/96, L.P.     13-3860592
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          75,900
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    75,900
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,900
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 16 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert B. Calhoun, Jr.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          2,139,104
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,139,104
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,139,104
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.7%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 17 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Koch Capital Services, Inc. (f/k/a Koch Equities, Inc.)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           1,181,254
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          0
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    1,181,254
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,181,254
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 18 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Koch Industries, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Kansas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          1,181,254
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    1,181,254
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,181,254
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     9.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 19 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Olympus Growth Fund II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    OO
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          678,770
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    678,770
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     678,770
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 20 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    OGP II, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          678,770
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    678,770
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     678,770
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 21 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Olympus Executive Fund, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,926
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,926
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,926
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than .1% of Total Shares Outstanding
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 22 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    OEF, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          7,926
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    7,926
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,926
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than .1% of Total Shares Outstanding
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 23 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    LJM, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          686,696
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    686,696
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     686,696
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 24 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    RSM, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          686,696
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    686,696
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     686,696
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 25 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Conroy, L.L.C.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          686,696
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    686,696
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     686,696
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 26 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Louis J. Mischianti
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          686,696
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    686,696
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     686,696
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 27 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert S. Morris
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          686,696
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    686,696
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     686,696
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 28 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James A. Conroy
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          686,696
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    686,696
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     686,696
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 29 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    FSI No. 2 Corporation
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          687,548
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    687,548
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     687,548
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 30 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Fayez Sarofim & Co.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Texas
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          687,548
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    687,548
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     687,548
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO, IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 31 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Fayez Sarofim
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    Not Applicable
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          687,548
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    687,548
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     687,548
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 32 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gordon A. Cain
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          160,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    160,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     160,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 33 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William A. McMinn
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          40,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    40,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     40,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 85916E103                                                PAGE 34 OF 44

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James Crane
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    PF
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           0
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY      8   SHARED VOTING POWER
   EACH
 REPORTING          30,000
  PERSON       -----------------------------------------------------------------
   WITH         9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    30,000
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                        [x]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          This Schedule 13D/A Amendment No. 4 ("Amendment No. 4") amends the
Schedule 13D (the "Original Schedule 13D"), as amended by the Schedule 13D/A Amendment No. 1 ("Amendment No. 1"), the Schedule 13D/A Amendment No. 2 ("Amendment No. 2") and the Schedule 13D/A Amendment No. 3 ("Amendment No. 3"; the Original Schedule 13D, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 is referred to herein as the "Schedule 13D") filed jointly by certain of the same parties filing this Amendment No. 4 with respect to the common stock, par value $.01 per share (the "Common Stock"), of Sterling Chemicals Holdings, Inc., a Delaware corporation ("Holdings" or the "Issuer"). Frank P. Diassi is the designated filer filing this Amendment No. 4 on behalf of the Holders and Additional Reporting Persons identified in Item 2. Mr. Diassi was the designated filer for Amendment No. 3 and Frank J. Hevrdejs was the designated filer for each of the filings prior to Amendment No. 3. This Amendment No. 4 is filed in connection with the acquisition of 300,000 warrants to purchase Common Stock at an exercise price of $6.00 per share (the "1998 Warrants") by certain of the joint filers of this Amendment No. 4 in a private placement transaction with the Issuer on December 15, 1998, and the concurrent amendment of the Voting Agreement to which the Holders are parties. Capitalized terms used but not defined in this Amendment No. 4 have the meanings previously assigned to them in the Schedule 13D.

ITEM 1.   SECURITY AND ISSUER

          Item 1 of the Schedule 13D is amended as follows:

          This Statement on Schedule 13D relates to the beneficial ownership of shares of Common Stock of the Issuer. The Issuer's principal executive offices are located at 1200 Smith Street, Suite 1900, Houston, Texas 77002.

ITEM 2.   IDENTITY AND BACKGROUND

          Item 2 of the Schedule 13D is amended as follows:

          This Statement on Schedule 13D is being jointly filed by:

          (i) Frank P. Diassi, individually and as trustee for the following trusts: The Diassi Children's Trust U/A 12/21/89, Frank P. Diassi, Trustee; The Gabrielle Diassi Trust U/A 9/24/90, Frank P. Diassi, Trustee; The Brianna Diassi Trust DTD 6/15/98, Frank P. Diassi, Trustee; The Nicholas Diassi Trust DTD 6/15/98, Frank P. Diassi, Trustee (collectively, the "Diassi Trusts"); Marianne
R. Diassi; Hunter Nelson; William C. and Margaret W. Oehmig; Frank J. Hevrdejs; The Rheney Living Trust, Clarke Rheney, Trustee or Susan O. Rheney, Trustee; Clipper Capital Associates, L.P., Clipper Equity Partners I, L.P., Clipper/Merchant Partners, L.P., Clipper/Merban, L.P., Clipper/European Re, L.P., CS First Boston Merchant Investments 1995/96, L.P. (collectively, the "Clipper Holders"); FSI No. 2 Corp.; Koch Capital Services, Inc. ("Koch Capital"); Olympus Growth Fund II, L.P.; and Olympus Executive Fund, L.P. (collectively, the "Original Investors");

          (ii) Gordon A. Cain; William A. McMinn; and James R. Crane (the "1998 Investors" and, together with the Original Investors, the "Holders"); and

          (iii) certain additional individuals and entities affiliated with certain of the Original Investors (the "Additional Reporting Persons").

          Each of the Holders, as party to an Amended and Restated Voting Agreement dated December 15, 1998 by and among each of such Holders (the "Voting Agreement"), has agreed to, among other things, certain voting provisions with respect to the election of directors of the Issuer. The terms of the Voting Agreement are described under Item 6 of this Amendment No. 4, and are incorporated herein by reference. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. However, each of the Holders expressly disclaims (i) membership in such group and (ii) beneficial ownership of such shares of Common Stock, other than shares expressly identified herein as beneficially owned by such Holders.

          The Voting Agreement also includes certain additional parties (the "Donees") that acquired shares of Common Stock through gifts by Messrs. Hevrdejs and Oehmig and became parties to the Voting Agreement upon receipt of such shares pursuant to the terms of the Voting Agreement. An amendment to the Voting Agreement is currently being prepared (the "Proposed Amendment"), the effect of which will be to remove the Donees as parties. The Proposed Amendment is expected to be completed by January 31, 1999. The identities of the Donees are as follows: Baylor School; P. Michael Gilbert; Ray W. Griffin III; Alexander Jones; Margaret Jones, individually and as Custodian for Andrew Jones and Michael Jones under the Texas Uniform Gifts to Minors Act ("UGMA"); Kinkaid Investment Foundation; John K. O'Conner; Marian Oehmig Latimer; William C. Oehmig as Custodian for Gordon D. Oehmig; Randolph D. Oehmig, individually and as Custodian for the 1988 Oehmig Descendants Trust; Von D. Oehmig; William Brittain Oehmig; William C. Patton and Matilda Patton; Vanderbilt University; Stephen A. Adger; Dale E. Barnes; Bryan Clifford Campbell, individually and as Custodian for Caroline Francis Campbell and Stephen Clifford Campbell under the Texas UGMA; William J. Campbell, individually and as Custodian for Andrew Dyer Campbell and William J. Campbell, Jr. under the Texas UGMA; Merrie H. Clarke, individually and as Custodian for Julian Patrick Clarke and Sean McLean Clarke under the Texas UGMA; Ross Eastman, as Custodian for Alexandra Eastman and Ross Eastman, Jr. under the Texas UGMA; and Patricia Meyer Hevrdejs. The Donees collectively hold an aggregate of 22,216 shares of Common Stock, or approximately 0.3% of the shares subject to the Voting Agreement and approximately 0.2% of the Total Shares Outstanding (as defined in Item 5).

          A.      The Original Investors

          Frank P. Diassi's business address is 6 Commerce Dr., Cranford, NJ 07016, and his present principal occupation or employment is Chairman of the Board of the Issuer. In addition, Mr. Diassi serves as managing general partner of The Unicorn Group, L.L.C., a private financial organization. Marianne Diassi's business address is 6 Commerce Drive, Cranford, New Jersey 07016, and her principal occupation or employment is as a private investor. The business address of each of Hunter Nelson, William C. Oehmig and Frank J. Hevrdejs is Eight Greenway Plaza, Suite 702, Houston, TX 77046. The present principal occupation or employment of each of Messrs. Nelson, Oehmig and Hevrdejs is as a principal of The Sterling Group, Inc. ("TSG"), a private investment organization engaged in the acquisition and ownership of operating businesses. The business address of The Rheney Living Trust, Clarke Rheney, Trustee or Susan O. Rheney, Trustee, is 2305-C Nantucket, Houston, Texas 77057. The Rheney Living Trust was organized under the laws of the State of Texas. Mr. Rheney's principal occupation or employment is as a consultant with Rheney and Associates. Mrs. Rheney's principal occupation or employment is as principal of TSG. Messrs. Diassi, Nelson, Oehmig, Hevrdejs and Rheney and Ms. Diassi and Rheney are each citizens of the United States.

          The Clipper Holders.

          Each of Clipper Equity Partners I, L.P. ("Clipper I"), Clipper/Merchant Partners, L.P. ("Clipper II"), Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Capital Associates, L.P. ("Clipper Associates"), a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities, is the sole general partner of Clipper I and Clipper II, with sole voting and dispositive power with respect to the securities held by such partnerships. The business address of each of such partnerships is 650 Madison Avenue, 9th Floor, New York, New York 10022.

          Clipper Capital Associates, Inc. ("Clipper") is the sole general partner of Clipper Associates. Clipper is a Delaware corporation principally engaged in holding partnership interests, and serves as general partner of Clipper Associates. The directors and executive officers of Clipper are Robert
B. Calhoun, Jr., who serves as President and Director, and Eugene P. Lynch, who serves as Treasurer, Secretary and Director. Robert B. Calhoun, Jr. and Eugene
P. Lynch are United States citizens. The business address of Clipper, Robert B. Calhoun, Jr. and Eugene P. Lynch is 650 Madison Avenue, 9th Floor, New York, New York 10022.

          CS First Boston Merchant Investments 1995/96, L.P. ("CSFB Investments") is a Delaware limited partnership principally engaged in making investments. Merchant Capital, Inc. ("Merchant Capital"), a Delaware corporation principally engaged in making investments, is the sole general partner of CSFB Investments. Information with respect to the directors and executive officers of Merchant Capital is listed on Appendix A hereto. The sole stockholder of Merchant Capital is Merchant Holding, Inc., a Delaware corporation. The business address of CSFB Investments and Merchant Capital is c/o Merchant Capital, Inc., Eleven Madison Avenue, New York, NY 10010.

          Pursuant to a certain management agreement (the "Management Agreement"), Clipper Capital Partners, L.P. ("Clipper Management"), a Delaware limited partnership principally engaged in managing investments, has sole voting and dispositive power with respect to securities held by CSFB Investments. The Management Agreement has been filed as an exhibit to this Statement on Schedule 13D and is incorporated herein by reference. Clipper Capital Corporation ("Clipper Capital"), a Delaware corporation principally engaged in holding partnership interests, is the sole general partner of Clipper Management. The directors and executive officers of Clipper Capital are Robert B. Calhoun, Jr., who serves as President and Director, and Eugene P. Lynch, who serves as Treasurer, Secretary and Director. The business address of Clipper Management and Clipper Capital is 650 Madison Avenue, 9th Floor, New York, NY 10022.

          Robert B. Calhoun, Jr. is the sole stockholder of Clipper, Clipper Capital and Curacao. Mr. Calhoun is a citizen of the United States.

          FSI No. 2 Corporation ("FSI No. 2") is a corporation organized under the laws of the State of Delaware principally engaged in making investments. The officers and directors of FSI No. 2 are Fayez Sarofim, who serves as President and Director, and Raye G. White, who serves as Executive Vice President, Secretary, Treasurer and Director. FSI No. 2 is a 100% wholly owned subsidiary of Fayez Sarofim & Co., a corporation organized under the laws of the State of Texas and an investment adviser registered under the Investment Advisers Act of 1940, as amended. Information with respect to the executive officers and directors of Fayez Sarofim & Co. is listed on Appendix B hereto. Mr. Sarofim is Chairman of the Board of Directors, President and the beneficial owner of a majority of the capital stock of Fayez Sarofim & Co. The business address of FSI No. 2, Fayez Sarofim & Co., Mr. Sarofim and Ms. White is Two Houston Center, Suite 2907, Houston, TX 77010. Both Mr. Sarofim and Ms. White are citizens of the United States.

          Koch Capital Services, Inc. ("Koch Capital"), is a corporation organized under the laws of the State of Delaware principally engaged in making investments. Information with respect to the directors and officers of Koch Capital is listed on Appendix C attached hereto. Koch Capital is a 100% wholly owned subsidiary of Koch Industries, Inc. ("Koch Industries"), a corporation organized under the laws of the State of Kansas, which is a diversified energy company. Information with respect to the officers and directors of Koch Industries is listed on Appendix D hereto. The business address for both Koch Capital and Koch Industries is 4111 East 37th Street North, Wichita, KS 67220.

          Olympus Growth Fund II, L.P. ("Olympus Growth") and Olympus Executive Fund, L.P. ("Olympus Executive") are Delaware limited partnerships principally engaged in making investments. OGP II, L.P., a limited partnership organized under the laws of the State of Delaware ("OGP"), is the sole general partner of Olympus Growth. OEF, L.P., a limited partnership organized under the laws of the State of Delaware ("OEF"), is the sole general partner of Olympus Executive. The three general partners of both OGP and OEF are LJM, L.L.C. ("LJM"), RSM, L.L.C. ("RSM"), and Conroy, L.L.C. ("Conroy"). Each of LJM, RSM and Conroy is a limited liability company organized under the laws of the State of Delaware. The majority owner of LJM is Louis J. Mischianti. The majority owner of RSM is Robert S. Morris. The majority owner of Conroy is James A. Conroy. The business address of Olympus Growth, Olympus Executive, OGP, OEF, LJM, RSM, Conroy and Messrs. Mischianti, Morris and Conroy is Metro Center, One Station Place, Stamford, Connecticut 06902. Messrs. Mischianti, Morris and Conroy are presently employed with Olympus Advisory Partners, Inc. where each is an investment manager. Each of Messrs. Mischianti, Morris and Conroy is a citizen of the United States.

          B.      The 1998 Investors

          The business address of Gordon A. Cain is Eight Greenway Plaza, Suite 702, Houston, TX 77046. The present principal occupation or employment of Mr. Cain is as Chairman of the Board of Beta Consulting, Inc., a private company engaged in investments. The business address of William A. McMinn is Eight Greenway Plaza, Suite 702, Houston, TX 77046. The present principal occupation or employment of Mr. McMinn is as Chairman of Texas Petrochemicals Corporation, which is engaged in the manufacture of petrochemicals. The business address of James R. Crane is 15350 Vickery Drive, Houston, Texas 77032. The present principal occupation or employment of Mr. Crane is President, Chief Executive Officer and Chairman of Eagle U.S.A., Inc., which is engaged in the air freight business. Each of the 1998 Investors is a citizen of the United States.

          During the last five years, none of the Holders nor any of the Additional Reporting Persons, has been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors).

          During the last five years, none of the Holders nor any of the Additional Reporting Persons, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          Item 3 of the Schedule 13D is amended as follows:

          Each of the Original Investors acquired securities of the Issuer in the Equity Private Placement, the January 1997 Private Placement and the July 1997 Private Placement, and certain of the Original Investors held Rollover Shares prior to the Equity Private Placement. The source and amount of funds for such acquisitions have been previously described in the Schedule 13D.

          On December 15, 1998, the 1998 Investors and Frank J. Hevrdejs, Frank
P. Diassi and Koch Capital (collectively, the "Purchasers") entered into separate Standby Purchase Agreements (collectively, the "Purchase Agreements"). Pursuant to the terms of the Purchase Agreements, the Purchasers were issued the 1998 Warrants. In consideration for the issuance of the 1998 Warrants, the Purchasers committed to purchase up to 2,500,000 shares of Common Stock, at a price of $6.00 per share, if, as and when requested by the Issuer. In addition, pursuant to the terms of the Purchase Agreements, the Issuer agreed to issue to the Purchasers additional warrants to purchase up to 300,000 additional shares of Common Stock, if, as and when they purchase shares of Common Stock under the Purchase Agreements. Any additional warrants issued will have an exercise price of $6.00 per share. Any shares of Common Stock purchased under the Purchase Agreements or issued upon exercise of warrants will be subject to the terms of the Voting Agreement, the Stockholders Agreement and the Tag-Along Agreement (as such terms are defined in Item 6). The Purchase Agreements and the warrant agreements for the 1998 Warrants are filed as exhibits to this Amendment No. 4 and are incorporated herein by reference.

ITEM 4.   PURPOSE OF TRANSACTIONS

          Item 4 of the Schedule 13D is amended as follows:

          Although each of the Holders has acquired its securities for investment purposes, by entering into the Voting Agreement, each of such Holders has agreed to vote its shares in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Capital, the Clipper Holders and Gordon A. Cain. All of the shares held by the Holders are currently subject to the Voting Agreement, although it is expected that the Proposed Amendment will release a de minimis number of shares held by certain Holders. None of the Holders has any plans, nor has any of them made any proposals, which relate to or would result in any of the subjects covered in paragraphs (a) through (j) of Item 4 to the Schedule 13D, except that the parties to the Purchase Agreements may be required by the Issuer to purchase additional shares of Common Stock, and may be issued additional warrants in connection with such purchases, as described in
Item 3. Each of the Holders reserves the right, however, to acquire additional shares, to dispose of shares or to formulate other purposes, plans or proposals to the extent deemed advisable in light of their respective investment policies, market conditions and other factors.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

          Item 5 of the Schedule 13D is amended as follows:

          Each of the Holders, pursuant to the Voting Agreement, has agreed to, among other things, certain voting provisions with respect to the election of directors. As a result of the Voting Agreement, the parties thereto may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. There were 12,728,842 shares of Common Stock outstanding as of December 7, 1998 (the "Total Shares Outstanding"), according to the Issuer's Form 10-K for the fiscal year ended September 30, 1998. An aggregate of 6,628,300 shares of Common Stock, representing approximately 52% of the Total Shares Outstanding, are subject to the Voting Agreement (6,606,084 shares, also representing approximately 52% of the Total Shares Outstanding, assuming removal of the Donees pursuant to the Proposed Amendment as discussed in Item 2). In addition, the 1998 Warrants to purchase an aggregate of 300,000 shares of Common Stock were issued to the Purchasers pursuant to the Purchase Agreements, and certain of the Original Investors hold (i) an aggregate of 137,071 additional warrants to purchase Common Stock and (ii) options to purchase an aggregate of 37,397 shares of Common Stock. Each of such warrants and options are currently exercisable, and are included in the following calculations of percentages of Total Shares Outstanding as applicable pursuant to Rule 13d-3(d)(1)(i). However, each of the Holders expressly disclaims (x) membership in the Voting Agreement group and (y) beneficial ownership of the shares of Common Stock subject to the Voting Agreement, other than shares expressly identified herein as beneficially owned by such Holders. The Voting Agreement has been filed as an exhibit to the Schedule 13D and is incorporated herein by reference. In addition, the information contained in Item 6 of this
Schedule 13D is incorporated herein by reference.

          A.       The Original Investors

         (i) Frank P. Diassi directly beneficially owns 643,657 shares of Common Stock, of which 20,000 shares are subject to issuance pursuant to the 1998 Warrants and 25,397 shares are subject to issuance pursuant to currently exercisable options. In addition, Mr. Diassi may be deemed to indirectly beneficially own (i) 664 shares of Common Stock held by the Issuer's employee stock ownership plan and (ii) an aggregate of 80,000 shares held as Trustee of the Diassi Trusts as follows: the Diassi Children's Trust, 40,000 shares; The Gabrielle Diassi Trust, 20,000 shares; The Brianna Diassi Trust, 10,000 shares; and The Nicholas Diassi Trust, 10,000 shares. Such shares in the aggregate constitute approximately 5.7% of the Total Shares Outstanding. Marianne Diassi directly beneficially owns 10,000 shares of Common Stock. Such shares in the aggregate constitute less than 0.1% of the Total Shares Outstanding.

          (ii) Hunter Nelson directly beneficially owns 64,758 shares of Common Stock, of which 4,000 shares are subject to issuance pursuant to currently exercisable options. Such shares constitute approximately 0.5% of the Total Shares Outstanding.

          (iii) William C. Oehmig and Margaret W. Oehmig, as tenants in common, may each be deemed to directly beneficially own 361,772 shares of Common Stock. Such shares constitute approximately 2.8% of the Total Shares Outstanding.

          (iv) Frank J. Hevrdejs directly beneficially owns 948,782 shares of Common Stock, of which 20,000 shares are subject to issuance pursuant to the 1998 Warrants and 4,000 shares are subject to issuance pursuant to currently exercisable options. Such shares constitute approximately 7.4% of the Total Shares Outstanding.

          (v) The Rheney Living Trust, and Susan O. Rheney and Clarke Rheney as trustees of such trust, may each be deemed to directly beneficially own 48,307 shares of Common Stock. Such shares constitute approximately 0.4% of the Total Shares Outstanding.

          (vi)     Koch

                  (a) Koch Capital directly beneficially owns 1,181,254 shares of Common Stock, of which 30,000 shares are subject to issuance pursuant to the 1998 Warrants, 19,031 shares are subject to issuance pursuant to previously issued warrants and 4,000 shares are subject to issuance pursuant to currently exercisable options. Such shares constitute approximately 9.2% of the Total Shares Outstanding.

                  (b) Koch Industries, by virtue of its status as the owner of 100% of the outstanding capital stock of Koch Capital, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of all of the 1,181,254 shares of Common Stock directly beneficially owned by Koch Capital.

          (vii)   FSI No. 2

                  (a) FSI No. 2 directly beneficially owns 687,548 shares of Common Stock. Such shares constitute approximately 5.4% of the Total Shares Outstanding.

                  (b) Fayez Sarofim & Co., by virtue of its status as the owner of 100% of the outstanding capital stock of FSI No. 2, may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of the 687,548 shares of Common Stock directly beneficially owned by FSI No. 2.

                  (c) Fayez Sarofim, by virtue of his status as the owner of a majority of the outstanding capital stock of Fayez Sarofim & Co. may be deemed to be, for the purposes of this Schedule 13D, the beneficial owner of the 687,548 shares of Common Stock which may be deemed to be indirectly beneficially owned by Fayez Sarofim & Co.

         (viii)   Olympus

                  (a) Olympus Growth directly beneficially owns 678,770 shares of Common Stock, of which 58,387 shares are subject to issuance pursuant to currently exercisable warrants. Such shares constitute approximately 5.3% of the Total Shares Outstanding.

                  (b) Olympus Executive directly beneficially owns 7,926 shares of Common Stock, of which 633 shares are subject to issuance pursuant to currently exercisable warrants. Such shares constitute less than 0.1% of the Total Shares Outstanding.

                  (c) OGP, by virtue of its status as the sole general partner of Olympus Growth, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of the 678,770 shares of Common Stock directly beneficially owned by Olympus Growth.

                  (d) OEF, by virtue of its status as the sole general partner of Olympus Executive, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of the 7,926 shares of Common Stock directly beneficially owned by Olympus Executive.

                  (e) Each of LJM, RSM and Conroy, by virtue of their status as general partners of OGP and OEF, may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all 686,696 shares of Common Stock which may be deemed to be indirectly beneficially owned by OGP and OEF. Such shares in the aggregate constitute approximately 5.4% of the Total Shares Outstanding.

                  (f)    Each of Louis J. Mischianti, Robert S. Morris and James
A. Conroy, by virtue of their status as the majority owner of LJM, RSM and Conroy, respectively, may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all 686,696 shares of Common Stock which may be deemed to be indirectly beneficially owned by LJM, RSM and Conroy, respectively.

          (ix)    The Clipper Holders

                  As more fully described below, an aggregate of 2,139,104 shares of Common Stock may be deemed to be directly or indirectly beneficially owned by the Clipper Holders and their affiliates, which represents approximately 16.7% of the Total Shares Outstanding.

                  (a) Clipper I directly beneficially owns 444,537 shares of Common Stock; Clipper II directly beneficially owns 516,031 shares of Common Stock; Clipper III directly beneficially owns 592,701 shares of Common Stock; Clipper IV directly beneficially owns 296,328 shares of Common Stock; CSFB Investments directly beneficially owns 75,900 shares of Common Stock; and Clipper Associates directly beneficially owns 3,501 shares of Common Stock. Such amounts of shares of Common Stock include 13,605 shares which are subject to issuance pursuant to currently exercisable warrants held by Clipper I; 18,149 shares which are subject to issuance pursuant to currently exercisable warrants held by Clipper II; 18,149 shares which are subject to issuance pursuant to currently exercisable warrants held by Clipper III; 9,089 shares which are subject to issuance pursuant to currently exercisable warrants held by Clipper IV and 28 shares which are subject to issuance pursuant to currently exercisable warrants held by Clipper Associates.

                  (b) By virtue of its status as the sole general partner of Clipper I and Clipper II, and its status as sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to the shares of Common Stock held by each of such partnerships, Clipper Associates may be deemed to be, for purposes of this Schedule 13D, the indirect beneficial owner of all of the 1,849,597 shares of Common Stock directly beneficially owned, in the aggregate, by Clipper I, Clipper II, Clipper III and Clipper IV.

                  (c) Clipper Associates, pursuant to certain nominee agreements (collectively, the "Nominee Agreements") holds 210,106 shares of Common Stock as nominee for individuals who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The form of Nominee Agreement has been filed as an exhibit to the Schedule 13D and is incorporated herein by reference. Pursuant to the Nominee Agreements, Clipper Associates exercises sole voting and dispositive power with respect to such shares of Common Stock.

                  (d) By virtue of its status as the sole general partner of Clipper Associates, Clipper may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 2,063,204 shares of Common Stock deemed to be directly and indirectly beneficially owned by Clipper Associates.

                  (e) By virtue of its exercising sole voting and dispositive power with respect to the shares of Common Stock directly beneficially owned by CSFB Investments, Clipper Management may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock directly beneficially owned by CSFB Investments.

                  (f) By virtue of its status as the sole general partner of Clipper Management, Clipper Capital may be deemed to be, for purposes of this
Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock deemed to be indirectly beneficially owned by Clipper Management.

                  (g) By virtue of his ownership of all of the outstanding capital stock of Clipper and his status as President and Director, Robert B. Calhoun, Jr. may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 2,063,204 shares of Common Stock deemed to be indirectly beneficially owned by Clipper. In addition, by virtue of his ownership of all of the outstanding capital stock of Clipper Capital and his status as President and Director, Mr. Calhoun may be deemed to be, for purposes of this Schedule 13D, the beneficial owner of all of the 75,900 shares of Common Stock indirectly beneficially owned by Clipper Capital. Mr. Calhoun also directly beneficially owns 2,000 shares of Common Stock which are subject to issuance pursuant to currently exercisable options, but such shares are not subject to the Voting Agreement.

          B.      The 1998 Investors


          (i) Gordon A. Cain directly beneficially owns 160,000 shares of Common Stock, all of which are subject to issuance pursuant to the 1998 Warrants. Such shares constitute approximately 1.2% of the Total Shares Outstanding.

          (ii) William A. McMinn directly beneficially owns 40,000 shares of Common Stock, all of which are subject to issuance pursuant to the 1998 Warrants. Such shares constitute approximately 0.3% of the Total Shares Outstanding.

          (iii) James R. Crane directly beneficially owns 30,000 shares of Common Stock, all of which are subject to issuance pursuant to the 1998 Warrants. Such shares constitute approximately 0.2% of the Total Shares Outstanding.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          Item 6 of the Schedule 13D is amended as follows:

          Each of the Holders is party the Voting Agreement, pursuant to which such Holders have agreed to, among other things, vote their respective shares of Common Stock in favor of a nominee to the Board of Directors of Holdings selected by each of Koch Capital, the Clipper Holders and Gordon A. Cain. The rights of Koch Capital and The Clipper Group to select its respective nominees under the Voting Agreement each terminates on August 21, 2006, or sooner in the event its beneficial ownership of Common Stock represents less than 5% of the outstanding shares of Common Stock. The right of Mr. Cain to designate a nominee to the Board of Directors of the Company will become exercisable on February 1, 1999, or sooner if he purchases shares of Common Stock under the Purchase Agreement to which Mr. Cain is a party. The right of Mr. Cain to select his nominee terminates upon the earlier of (i) December 15, 2008 and (ii) the later of (a) the expiration of the Purchase Agreement to which he is a party and (b) the time at which Mr. Cain has beneficial ownership of less than 5% of the outstanding shares of Common Stock.

          Each of the Holders and certain additional stockholders of the Issuer are parties to a Stockholders Agreement, dated as of August 21, 1996 (as amended, the "Stockholders Agreement"), which, among other things, restricts the transfer of shares of Common Stock held by such stockholders (with certain exceptions) unless such shares are first offered to be sold to the Issuer's employee stock ownership plan, then to the Issuer and finally to the other parties to the Stockholders Agreement.

          Each of the Holders and certain additional stockholders of the Issuer have entered into a Tag-Along Agreement, dated August 21, 1996 (the "Tag-Along Agreement"), which, among other things, provides that if any of the parties thereto proposes to transfer, sell or otherwise dispose of an aggregate of 51% or more of the shares of Common Stock issued and outstanding at the time of such proposed transfer, such party must give notice of such proposed transfer to each person that retained Rollover Shares in the Merger and each such person will have the right to have such shares included in such transfer on a pro rata basis and on the same terms and conditions.

          Each of the Clipper Holders, Koch Capital, Olympus Growth, Olympus Executive, Mr. Hevrdejs, Mr. Diassi and the 1998 Investors are parties to a Registration Rights Agreement, dated August 21, 1996 (the "Registration Rights Agreement"), pursuant to which, among other things, for a period of ten (10) years from such date each of the parties thereto is entitled, subject to certain limitations, to include their shares of Common Stock in certain registrations initiated by the Issuer under the Securities Act of 1933, as amended. The Registration Rights Agreement also provides that the parties thereto may require the Issuer to effect additional "demand" registrations of all or any part of such parties' stock holdings, and in addition, contains other customary provisions.

          Clipper Associates and certain individuals are party to Nominee Agreements which grant Clipper Associates sole voting and dispositive power with respect to the shares of Common Stock held by Clipper Associates, as nominee for such individuals, pursuant to such agreements.

          Clipper Management, Merchant Capital and CSFB Investments are party to the Management Agreement which grants Clipper Management sole voting and dispositive power with respect to the shares of Common Stock directly beneficially owned by CSFB Investments.

          The responses to Item 2, Item 3, Item 4 and Item 5 are incorporated into this Item 6 by reference. The Voting Agreement, the Stockholders' Agreement, the Tag-Along Agreement, the Registration Rights Agreement, the Nominee Agreement, the Management Agreement, the Warrant Agreements governing the 1998 Warrants and the other warrants held by Holders, and the Purchase Agreements are filed or incorporated by reference as exhibits to this Amendment No. 4, and are incorporated into this Item 6 by reference.

ITEM 7.  MATERIAL FILED AS EXHIBITS

         A. Amended and Restated Voting Agreement, dated as of December 15, 1998, by and among Sterling Chemicals Holdings Inc. and the other parties listed therein, filed with the Commission as Exhibit 4.11(a) to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

         B.1. Sterling Chemicals Holdings, Inc. Stockholders' Agreement, dated effective as of August 21, 1996, filed with the Commission as Exhibit 4.10 to Issuer's Registration Statement on Form S-1 (File No. 333-04343), and incorporated herein by reference.

         B.2. First Amendment to Sterling Chemicals Holdings, Inc. Stockholders' Agreement, dated effective as of December 31, 1997, filed with the Commission as Exhibit 4.7 to the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference.

         B.2. Second Amendment to Sterling Chemicals Holdings, Inc. Stockholders' Agreement, dated effective as of May 1, 1998, filed with the Commission as Exhibit 4.9(b) to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

         C. Registration Rights Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.11 to Issuer's Registration Statement on Form S-1 (File No. 333-04343), and incorporated herein by reference.

         D. Tag-Along Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.13 to Issuer's Registration Statement on Form S-1 (File No. 333-04343), and incorporated herein by reference.

         E. Form of Nominee Agreement, by and among Clipper Associates and certain individuals, filed with the Commission as Exhibit 7(E) to the Original
Schedule 13D, and incorporated herein by reference.

         F. Management Agreement, dated as of December 29, 1995, by and among Clipper Capital Partners, L.P., Merchant Capital , Inc., and CS First Boston Merchant Investments 1995/96, L.P., filed with the Commission as Exhibit 7(F) to the Original Schedule 13D, and incorporated herein by reference.

         G. Standby Purchase Agreement, dated as of December 15, 1998, between Sterling Chemicals Holdings, Inc. and Frank P. Diassi, filed with the Commission as Exhibit 10.29 to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

         H. Standby Purchase Agreement, dated as of December 15, 1998, between Sterling Chemicals Holdings, Inc. and Frank J. Hevrdejs, filed with the Commission as Exhibit 10.30 to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

         I. Standby Purchase Agreement, dated as of December 15, 1998, between Sterling Chemicals Holdings, Inc. and Koch Capital Services, Inc., filed with the Commission as Exhibit 10.31 to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

        *J.       Standby Purchase Agreement, dated as of December 15, 1998, between Sterling Chemicals Holdings, Inc. and Gordon A. Cain.

        *K.       Standby Purchase Agreement, dated as of December 15, 1998, between Sterling Chemicals Holdings, Inc. and William A. McMinn.

        *L.       Standby Purchase Agreement, dated as of December 15, 1998, between Sterling Chemicals Holdings, Inc. and James R. Crane.

         M. Warrant Agreement, dated as of July 10, 1997, between Sterling Chemicals Holdings, Inc. and Harris Trust and Savings Bank, as Warrant Agent, filed with the Commission as Exhibit 4.1 to the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

         N. Warrant Agreement, dated as of December 15, 1998 between Sterling Chemicals Holdings, Inc. and Harris Trust and Savings Bank, as Warrant Agent, filed with the Commission as Exhibit 4.3 to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

------------------
* Filed herewith.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998                FRANK P. DIASSI, individually and as trustee of
                                 The Diassi Childrens Trust U/A 12/21/89, The
                                 Gabrielle Diassi Trust U/A 9/24/90, The Brianna
                                 Diassi Trust DTD 6/15/98 and the Nicholas
                                 Diassi Trust DTD 6/15/98


                                 /s/ FRANK P. DIASSI
                                 -----------------------------------------------
                                     Frank P. Diassi

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                                          /s/ MARIANNE R. DIASSI
                                                          ----------------------
                                                              Marianne R. Diassi

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998

                                                           /s/ HUNTER NELSON
                                                           ---------------------
                                                               Hunter Nelson

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                               WILLIAM C. OEHMIG AND MARGARET W.
                                               OEHMIG, TENANTS-IN-COMMON



                                               /s/ WILLIAM C. OEHMIG
                                               ---------------------------------
                                                   William C. Oehmig


                                               /s/ MARGARET W. OEHMIG
                                               ---------------------------------
                                                   Margaret W. Oehmig

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                         /s/ FRANK J. HEVRDEJS
                                                         ----------------------
                                                             Frank J. Hevrdejs

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998

                                               THE RHENEY LIVING TRUST
                                               By:   Susan O. Rheney, as Trustee


                                               /s/ SUSAN O. RHENEY
                                               ---------------------------------
                                                   Susan O. Rheney

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998

CLIPPER CAPITAL ASSOCIATES, INC.               CLIPPER CAPITAL CORPORATION

CLIPPER CAPITAL ASSOCIATES, L.P.               CLIPPER CAPITAL PARTNERS, L.P.
    By: Clipper Capital Associates, Inc.           By: Clipper Capital Corporation
    its General Partner                            its General Partner

CLIPPER EQUITY PARTNERS I, L.P.                    CS FIRST BOSTON MERCHANT
    By: Clipper Capital Associates, L.P.               INVESTMENTS 1995/96, L.P.
    its General Partner                                   By: Clipper Capital Partners, L.P.
                                                          Attorney-in-Fact
    By: Clipper Capital Associates, Inc.                  By: Clipper Capital Corporation
    its General Partner                                   its General Partner

CLIPPER/MERCHANT PARTNERS, L.P.                    By:    /s/ EUGENE P. LYNCH
    By: Clipper Capital Associates, L.P.                  -----------------------------------
    its General Partner                            Name:  Eugene P. Lynch
                                                   Title: Secretary and Treasurer for all
    By: Clipper Capital Associates, Inc.
    its General Partner

CLIPPER/MERBAN, L.P.
    By: Clipper Capital Associates, L.P.
    its General Partner

    By: Clipper Capital Associates, Inc.
    its General Partner

CLIPPER/EUROPEAN RE, L.P.
    By: Clipper Capital Associates, L.P.
    its General Partner

    By: Clipper Capital Associates, Inc.
    its General Partner

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                     /s/ ROBERT B. CALHOUN, JR.
                                                     ---------------------------
                                                     Robert B. Calhoun, Jr.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                     KOCH CAPITAL SERVICES, INC.


                                                     By:    /s/ C.J. NELSON
                                                            --------------------
                                                     Name:  C.J. Nelson
                                                     Title: Vice President

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                     KOCH INDUSTRIES, INC.

                                                     By:    /s/ C.J. NELSON
                                                            --------------------
                                                     Name:  C.J. Nelson
                                                     Title: Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                          OLYMPUS GROWTH FUND II, L.P.


                                          By:  OGP II, L.P., its General Partner
                                          By:  LJM, L.L.C.
                                               its General Partner


                                          By:    /s/ LOUIS J. MISCHIANTI
                                                 -------------------------------
                                          Name:  Louis J. Mischianti
                                          Title: Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                          OLYMPUS EXECUTIVE FUND, L.P.



                                          By:  OEF, L.P., its General Partner
                                          By:  LJM, L.L.C.
                                               its General Partner


                                          By:    /s/ LOUIS J. MISCHIANTI
                                                 -------------------------------
                                          Name:  Louis J. Mischianti
                                          Title: Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                                      OGP II, L.P.

                                                      By:    Conroy, L.L.C.
                                                             its General Partner

                                                      By:    /s/ JAMES A. CONROY
                                                             -------------------
                                                      Name:  James A. Conroy
                                                      Title: Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                      OEF, L.P.

                                                      By:    Conroy, L.L.C.
                                                             its General Partner

                                                      By:    /s/ JAMES A. CONROY
                                                             -------------------
                                                      Name:  James A. Conroy
                                                      Title: Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                                LJM, L.L.C.


                                                By:      /s/ LOUIS J. MISCHIANTI
                                                         -----------------------
                                                Name:    Louis J. Mischianti
                                                Title:   Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                   RSM, L.L.C.


                                                   By:    /s/ ROBERT S. MORRIS
                                                          ----------------------
                                                   Name:  Robert S. Morris
                                                   Title: Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998



                                                     CONROY, L.L.C.


                                                     By:    /s/ JAMES A. CONROY
                                                            -------------------
                                                     Name:  James A. Conroy
                                                     Title: Member

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998

                                                By:      /s/ LOUIS J. MISCHIANTI
                                                         -----------------------
                                                         Louis J. Mischianti

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998




                                                     /s/ ROBERT S. MORRIS
                                                     ---------------------------
                                                     Robert S. Morris

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                             /s/ JAMES A. CONROY
                                                             -------------------
                                                             James A. Conroy

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                               FSI No. 2 Corporation


                                               By:    /s/ RAYE G. WHITE
                                                      --------------------------
                                               Name:  Raye G. White
                                               Title: Executive Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                 FAYEZ SAROFIM & CO.

                                                 By:    /s/ RAYE G. WHITE
                                                        ------------------------
                                                 Name:  Raye G. White
                                                 Title: Executive Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                       /s/ FAYEZ SAROFIM
                                                       -------------------------
                                                       Fayez Sarofim

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                        /s/ GORDON A. CAIN
                                                        ------------------------
                                                        Gordon A. Cain

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                   /s/ WILLIAM A. McMINN
                                                   ----------------------------
                                                   William A. McMinn

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 22, 1998


                                                   /s/ JAMES CRANE
                                                   ----------------------------
                                                   James Crane

                                   APPENDIX A

Directors and Executive Officers of Merchant Capital, Inc.


John M. Hennessy         Chairman of the Board of Directors
David A. DeNunzio        President, Chief Executive Officer and Director
Allen D. Wheat           Director
John Carroll             Vice President
Steven Costabile         Vice President
Thomas A. DeGennaro      Vice President, Director of Taxes
Nancy G. Farese          Vice President
Aronas E. Gudaitis       Vice President
Linda H. Hanauer         Chief Financial and Administrative Officer
Stephen A.M. Hester      Vice President
Joseph Huber             Vice President
Andrew M. Hutcher        Vice President
Melissa Lautenberg       Vice President
Kenneth J. Lohson        Vice President
Diane Manno              Vice President, Treasurer
Rhonda G. Matty          Assistant Secretary
William D. Milligan      Vice President, Assistant Controller
David C. O'Leary         Vice President
Carlos Onis              Vice President and Controller
Mark Patterson           Vice President
Henry Robin              Vice President
Lori M. Russo            Secretary
Charles Ward, III        Vice President

    Each of the foregoing persons is a United States citizen. The principal business address of each of such persons is Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010, and the present principal occupation or employment of each such person is serving as an employee of Credit Suisse First Boston Corporation.

                                   APPENDIX B


Directors and Executive Officers of Fayez Sarofim & Co.

Fayez Sarofim               President and Director
Raye G. White               Executive VP, Secretary, Treasurer and Director
William Kline McGee, Jr.    Senior Vice President
Ralph Bowman Thomas         Senior Vice President
Russell Morris Frankel      Senior Vice President
Charles Edmund Sheedy       Senior Vice President
Russell Brian Hawkins       Senior Vice President
Alice M. Youngblood         Vice President
Nancy Vickers Daniel        Vice President
James Aloysius Reynolds     Vice President

    Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons is Two Houston Center, Suite 2907, Houston, Texas 77010, and the present principal occupation or employment of each such person is as listed above.

                                   APPENDIX C


Directors and Executive Officers of Koch Capital Services, Inc. and their respective positions with Koch Industries, Inc.

                        Position with Koch Capital        Position with Koch Industries
                        --------------------------        -----------------------------
Paul W. Brooks          President and Director              Senior VP - Capital Services
                                                            Group

John C. Pittenger       Vice President and Director         Vice President - Capital
                                                            Services Group

John H. Bomgardner      Vice President and Assistant        Associate General Counsel
                        Secretary

H. Allan Caldwell       Secretary                           Associate General Counsel

Diana Kidd              Treasurer                           Treasurer, Koch Capital
                                                            Services, Inc.

LaVonne E. Harris       Controller                          Controller, Koch Capital
                                                            Services, Inc.

William W. Hanna        Director                            President and COO

C. J. Nelson            Director                            Vice President - International

    Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons is 4111 E. 37th Street North, Wichita, Kansas 67220. The present principal occupation or employment of each such person is the position each holds with Koch Industries, Inc. listed in the far right-hand column above.

                                   APPENDIX D


Directors and Executive Officers of Koch Industries, Inc.


Charles G. Koch         Chairman of the Board of Directors and CEO

William W. Hanna        President, COO and Director

F. Lynn Markel          Executive VP - Finance and Administration, Treasurer and
                        Director

B. R. Caffey            Executive VP - Operations and Director

Donald L. Cordes        Executive VP, Special Counsel and Director

R. H. Fink              Executive VP and Director

David H. Koch           Executive VP - Chemical Technology and Director

Joseph W. Moeller       Executive VP - International and Director

E. Pierce Marshall      Director

S. V. Varner            Director

    Each of the foregoing persons is a citizen of the United States. The principal business address of each of such persons, except for Mr. Marshall, is 4111 East 37th Street North, Wichita, Kansas 67220, and the present principal occupation or employment of each such person, except for Mr. Marshall, is as listed above. Mr. Marshall's principal occupation or employment is as the president emeritus of Marshall Petroleum, Inc.; his principal business address is 7600 West Tidwell, Suite 800, Houston, Texas 77040.

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                               DESCRIPTION
--------                              -----------
  A.      Amended and Restated Voting Agreement, dated as of December 15,
          1998, by and among Sterling Chemicals Holdings Inc. and the other parties listed therein, filed with the Commission as Exhibit 4.11(a)
          to the Issuer's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1998 and incorporated herein by reference.

  B.1. Sterling Chemicals Holdings, Inc. Stockholders' Agreement, dated effective as of August 21, 1996, filed with the Commission as Exhibit
          4.10 to Issuer's Registration Statement on Form S-1 (File No.
          333-04343), and incorporated herein by reference.

  B.2.    First Amendment to Sterling Chemicals Holdings, Inc. Stockholders'
          Agreement, dated effective as of December 31, 1997, filed with the Commission as Exhibit 4.7 to the Issuer's Quarterly Report on Form
          10-Q for the quarterly period ended March 31, 1998 and incorporated herein by reference.

  B.2.    Second Amendment to Sterling Chemicals Holdings, Inc. Stockholders'
          Agreement, dated effective as of May 1, 1998, filed with the Commission as Exhibit 4.9(b) to the Issuer's Quarterly Report on Form
          10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

  C. Registration Rights Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit
          4.11 to Issuer's Registration Statement on Form S-1 (File No.
          333-04343), and incorporated herein by reference.

  D. Tag-Along Agreement, dated as of August 21, 1996, by and among the parties listed therein, filed with the Commission as Exhibit 4.13 to issuer's Registration Statement of Form S-1 (File No. 333-04343), and incorporated herein by reference.

  E. Form of Nominee Agreement, by and among Clipper Associates and certain individuals, filed with the Commission as Exhibit 7(E) to the Original
          Schedule 13D, and incorporated herein by reference.

  F. Management Agreement, dated as of December 29, 1995, by and among Clipper Capital Partners, L.P., Merchant Capital, Inc. and CS First
          Boston Merchant Investments 1995/96, L.P., filed with the Commission as Exhibit 7(F) to the Original Schedule 13D, and incorporated herein by reference.

EXHIBIT
 NUMBER                               DESCRIPTION
--------                              -----------

  G.      Standby Purchase Agreement, dated as of December 15, 1998, between
          Sterling Chemicals Holdings, Inc. and Frank P. Diassi, filed with the
          Commission as Exhibit 10.29 to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

  H.      Standby Purchase Agreement, dated as of December 15, 1998, between
          Sterling Chemicals Holdings, Inc. and Frank J. Hevrdejs, filed with the
          Commission as Exhibit 10.30 to the Issuer's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

  I.      Standby Purchase Agreement, dated as of December 15, 1998, between
          Sterling Chemicals Holdings, Inc. and Koch Capital Services, Inc., filed with the Commission as Exhibit 10.31 to the Issuer's Annual
          Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

 *J.      Standby Purchase Agreement, dated as of December 15, 1998, between
          Sterling Chemicals Holdings, Inc. and Gordon A. Cain.

 *K.      Standby Purchase Agreement, dated as of December 15, 1998, between
          Sterling Chemicals Holdings, Inc. and William A. McMinn.

 *L.      Standby Purchase Agreement, dated as of December 15, 1998, between
          Sterling Chemicals Holdings, Inc. and James R. Crane.

  M.      Warrant Agreement, dated as of July 10, 1997, between Sterling
          Chemicals Holdings, Inc. and Harris Trust and Savings Bank, as Warrant
          Agent, filed with the Commission as Exhibit 4.1 to the Issuer's
          Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 and incorporated herein by reference.

  N.      Warrant Agreement, dated as of December 15, 1998 between Sterling
          Chemicals Holdings, Inc. and Harris Trust and Savings Bank, as Warrant
          Agent, filed with the Commission as Exhibit 4.3 to the Issuer's
          Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and incorporated herein by reference.

----------------
* Filed herewith